Exhibit 99.1

Contact

Paul L. Audet:	(212) 409-3555
invrel@blackrock.com

BlackRock, Inc. Reports 12% Increase in Net Income for the First Quarter to $35.3 Million,

Diluted Earnings Per Share of $0.54 and Assets Under Management of $274 Billion

New York, April 15, 2003 – BlackRock, Inc. (NYSE:BLK) today reported net income of $35.3 million for the first quarter ended March 31, 2003, a 12% increase compared with $31.4 million earned in the first quarter of 2002 and a 4% increase compared with $33.8 million earned in the fourth quarter of 2002. Diluted earnings per share for the first quarter were $0.54 compared with $0.48 and $0.52 for the first and fourth quarter of 2002, respectively. The impact of a lower effective tax rate partially offset by higher weighted average shares resulting from the treasury stock impact of stock option awards under the new retention and incentive plan added approximately $0.01 to diluted earnings per share for the first quarter of 2003. Operating income of $54.1 million increased $4.1 million or 8% compared with $49.9 million earned in the first quarter of 2002 and decreased $0.9 million or 2% compared with $55.0 million in the fourth quarter of 2002. The decrease in operating income from fourth quarter 2002 largely reflects a $1.8 million increase in employee benefit costs for payroll taxes and 401(k) expense associated with incentive compensation payments and severance expense incurred in connection with the restructuring of the Company’s equity products.

Assets under management (“AUM”) at March 31, 2003 were $273.6 billion, a 15% increase compared with $238.1 billion at March 31, 2002 and a 0.3% increase compared with the $272.8 billion reported at December 31, 2002. Since year-end 2002, long-dated (fixed income, equity and alternative investment) assets increased $11.3 billion, while liquidity assets declined $10.5 billion amid continuing volatility. New business success reflected continued strength in our core fixed income products, as well as solid growth in global bond mandates and inflows in equity separate accounts.

“Our first quarter results represent solid business performance in a challenging marketplace,” commented Laurence D. Fink, Chairman and CEO of BlackRock. “We continue to see robust new business opportunities in our fixed income and BlackRock Solutions products and have experienced a number of positive developments in the equity business. Our results are particularly gratifying as our profit grew even as the firm made significant new investments in our equity business, our institutional and private client mutual fund business and our high net worth business.”

First Quarter Highlights

❖	Net new business in fixed income totaled $10.0 billion, including $3.2 billion of net fundings from tax-exempt institutions (net of approximately $2.2 billion in rebalancing outflows) and $5.8 billion of net inflows from insurance clients. In addition, we benefited from growing momentum in mutual fund distribution, which contributed $1.1 billion in net new assets. Investment performance remained competitive, with at least 98% of taxable bond mutual fund assets ranked in the top two Lipper quartiles for the 1, 3, 5, 7 and 10 years ended March 31, 2003.

❖	BlackRock Solutions® had a strong first quarter, adding three new risk management and investment accounting assignments. We also won one new system outsourcing mandate, which is currently in contract negotiation. In addition, the level of inquiry in our risk management and system services has increased, although prospects remain cautious about significant technology commitments and, as a result, extended sales cycles are expected to persist.

BlackRock Earnings Release

April 15, 2003

❖	Liquidity assets ended the quarter down $10.5 billion due to redemptions in the BlackRock Provident Institutional Funds (“BPIF”) and offshore money market funds. Despite the decline in assets, increased cross-selling success helped us maintain our market share in institutional money market funds. Asset flows remain highly volatile and, given market conditions, balances are expected to continue to trend down over the course of the year. All money market funds ranked in the top two Lipper quartiles for the 1, 3, 5, 7 and 10 years ended March 31, 2003.

❖	Global equity markets sustained further declines, but our equity business showed ongoing signs of improvement. For example, net new business in equity separate accounts totaled $174 million, led by wins in domestic equities. In addition, 7 of 11 domestic actively managed equity funds outperformed their benchmark and 70% of domestic equity mutual fund assets ranked in the top two Lipper quartiles for the quarter. In February, we completed the restructuring of our equity business, hiring an experienced quantitative equity team to lead our domestic large cap effort. We believe that these products, which feature a disciplined investment process and rigorous risk management, will offer strong cross-selling potential over time.

❖	We achieved positive returns for the first quarter in our alternative investment products, including our fixed income and equity hedge funds, and have several new products in development. Yesterday, we announced that BlackRock has agreed to acquire HPB Management, LLC, a $150 million fund of funds manager founded by industry veteran, Howard Berkowitz, who will join BlackRock and lead our combined fund of hedge funds effort. These products represent a natural extension of our institutional alternative investment offerings and enhance our ability to serve high net worth investors, an effort we initiated last year.

❖	Our new business pipeline remains robust, with $5.9 billion of wins to be funded and a substantial number of fixed income and equity searches in process at quarter-end. Over the past 15 months, we have made significant investments to enhance our product and marketing capabilities, but it will take time to capitalize on these investments. In addition, weak economic conditions, volatile markets and rapidly shifting geopolitical risks continue to pose significant challenges for the investment management industry as a whole. We are not immune from these challenges and, accordingly, we remain highly focused on both our investment and business management discipline.

Total revenue for the quarter ended March 31, 2003 decreased $3.4 million or 2% compared with the first quarter of 2002. Solid growth in separate account base fees, closed-end fund and BPIF revenue, and other income were insufficient to overcome sharp decreases in open-end fund revenue and fixed income hedge fund performance fees. Specifically, mutual fund revenue decreased $6.5 million or 12% compared to the first quarter of 2002, with equity market declines and equity fund redemptions contributing significantly to a $9.5 million or 37% decline in revenues earned on the BlackRock Funds. The revenue decline in BlackRock Funds was partially offset by increases in closed-end fund and BPIF revenues. New closed-end fund issuances over the last 12 months added $2.7 billion in assets under management, which contributed to a $1.8 million or 19% increase in closed-end fund revenue even after giving effect to the December 2002 maturity of the $.6 billion BlackRock Strategic Term Trust, which earned $.8 million of revenue in the first quarter of 2002. BPIF revenue increased $1.1 million or 6%, as a result of higher average balances and fees compared with first quarter 2002. Based on current asset levels, BPIF revenue for the second quarter could decline by 5% or more from first quarter 2003 results. Separate account base fees increased $12.0 million or 19% compared to first quarter 2002, driven primarily by a $43.8 billion or 35% increase in fixed income separate account assets. The increase in base fees was partially offset by a $10.9 million reduction in performance fees. The Company’s 2003 earnings outlook currently anticipates very limited recognition of performance fees on the Company’s fixed income hedge fund, which

BlackRock Earnings Release

April 15, 2003

generated $30.4 million of such fees in 2002. Finally, the increase in other income was due to strong revenue growth in BlackRock Solutions and earnings growth in our joint venture, Nomura BlackRock Asset Management.

	Three months ended M arch 31,		Variance
	2003	2002	Amount	%
(Dollar amounts in thousands)

Mutual funds revenue
BlackRock Funds	$16,187	$25,694	($9,507)	(37.0%)
Closed-end Funds	11,312	9,488	1,824	19.2
BPIF	20,999	19,875	1,124	5.7
STIF	242	202	40	19.8

Total mutual funds revenue	48,740	55,259	(6,519)	(11.8%)

Separate accounts revenue
Separate accounts base fees	74,514	62,499	12,015	19.2
Separate accounts performance fees	3,111	14,017	(10,906)	(77.8)

Total separate accounts revenue	77,625	76,516	1,109	1.4

Total investment advisory and administration fees	126,365	131,775	(5,410)	(4.1)

Other income	16,386	14,338	2,048	14.3

Total revenue	$142,751	$146,113	($3,362)	(2.3%)

The operating margin for the first quarter of 2003 was 40.1% compared with 37.6% for the first quarter of 2002. The increase in operating margin was driven primarily by a reduction in expenses for the first quarter of $7.5 million or 8% to $88.7 million compared with $96.2 million for the first quarter of 2002. Total expense declined as a result of reductions in compensation and benefits and fund administration and servicing costs of $5.0 million and $5.2 million, respectively, which was partially offset by an increase in general and administration expense of $2.7 million. The decrease in compensation and benefits primarily reflects lower incentive compensation expense due to the substantial decline in performance fees on the Company’s fixed income hedge fund, which was partially offset by higher salary and benefit expenses associated with increased headcount related to business growth and the restructuring of the Company’s equity products. Due to the significant increase in non-affiliated fund servicing fees associated with new closed-end fund issuances, these expenses, which were previously included in marketing and promotional costs, are now being reported as a separate income statement line item. In total, fund administration and servicing costs declined by $5.2 million, consisting of a $6.2 million drop in affiliated servicing costs resulting from lower PNC-related investments in BlackRock products and a $1.0 million increase in new closed-end fund servicing provided by third parties. General and administration expense increases primarily reflect higher marketing and promotional costs related to new product launches, New York City leasehold escalations for real estate taxes and operating expenses and higher sub-advisory fees and insurance premiums.

BlackRock Earnings Release

April 15, 2003

	Three months ended March 31,		Variance
	2003	2002	Amount	%
(Dollar amounts in thousands)

General and administration expense:
Marketing and promotional	$6,667	$5,917	$750	12.7%
Occupancy	5,612	4,722	890	18.8
Technology	4,579	4,396	183	4.2
Other general and administration	8,251	7,377	874	11.8

Total general and administration expense	$25,109	$22,412	$2,697	12.0%

Non-operating income in the first quarter of 2003 increased $0.5 million compared with the first quarter of 2002 as a result of increased interest and dividend income primarily due to higher balances of corporate cash and investments. In addition, the company’s effective tax rate declined to 38.5% compared with 40.5% in 2002. The reduction in the company’s effective tax rate increased net income by approximately $1.0 million due to a previously disclosed decision that BlackRock will file certain combined and unitary state income tax returns with PNC Bank, N.A., and/or one or more PNC Bank subsidiaries.

Operating margin for the quarter ended March 31, 2003 of 40.1% declined in comparison with 42.6% reported in the fourth quarter of 2002. Revenue in the first quarter increased $5.7 million while expenses increased $6.7 million compared with the fourth quarter of 2002. Revenue increases were driven by higher separate account base fees associated with strong growth in fixed income separate account assets of $11.2 billion and an increase in performance fees on certain separate accounts. The increase in expenses was largely the result of higher compensation and benefit expense of $3.1 million, which included $1.8 million of benefit and severance expense specific to the first quarter, and an increase in general and administration expense of $3.5 million. General and administration expense increases reflect higher marketing costs related to the closing of the Preferred Opportunity Trust, a closed-end fund issued in the first quarter, increased occupancy costs related to real estate tax and operating expense escalations for the New York headquarters space and higher intercompany service charges. Non-operating income in the first quarter of 2003 increased $1.5 million compared with the fourth quarter of 2002 as a result of negative impact of impairment charges and investment gains that were recorded in the fourth quarter of 2002.

The Company acquired 248,100 common shares in open market purchases at a total cost of $10.2 million during the three month period ended March 31, 2003. Total share repurchases at March 31, 2003 under a one million share Board of Director authorization totaled 293,700 shares at a total cost of $12.0 million.

Outlook. Based on current conditions, management expects full year 2003 and second quarter diluted earnings per share to be in a range of $2.28-$2.34 and $0.55-$0.57, respectively.

Mutual Funds Performance Notes: Past performance is no guarantee of future results. Performance data assumes the reinvestment of dividends and capital gains distributions and reflects the performance of the Institutional Class, except that Investor B Class performance of the Government Income Portfolio of BlackRock Funds is used. BlackRock waives fees, without which performance would be lower. Lipper rankings are based on total returns with dividends and distributions reinvested and do not reflect sales charges. Funds with returns among the top 25% of a peer group of funds with comparable objectives are in the first quartile and funds with returns in the next 25% of a peer group are in the second quartile. Some funds have less than ten years of performance.

The BlackRock Provident Institutional Funds TempFund and TempCash are in the Institutional Money Market Lipper peer group, and Federal Trust Fund and FedFund are in the Institutional U.S. Government Money Market Lipper peer group. T-Fund and Treasury Trust Fund are in the Institutional U.S. Treasury Lipper peer group. MuniCash and MuniFund are in the Institutional Tax-Exempt Money Market Lipper peer group. California Money Fund and New York Money Fund are in the California Tax-Exempt and New York Tax-Exempt Money Market Lipper peer groups, respectively. The BlackRock Funds Money Market, U.S. Treasury Money Market, Municipal Money Market, New Jersey Municipal Money Market, Ohio Municipal Money Market, Pennsylvania Municipal Money Market and Virginia Money Market Portfolios are in the Money Market Lipper peer group.

The BlackRock Funds International Bond, High Yield Bond, Intermediate Bond, Intermediate Government Bond, GNMA, Government Income and Low Duration Bond Portfolios are in the International Income, High Current Yield, Short-Intermediate Investment Grade Debt, Intermediate U.S. Government, GNMA, General U.S. Government and Short Investment Grade Debt Lipper peer groups, respectively. The BlackRock Funds Core Bond Total Return, Core PLUS Total Return and Managed Income Portfolios are in the Intermediate Investment Grade Debt Lipper peer group.

The BlackRock Funds Select Equity, Small Cap Value, Mid-Cap Growth, Large Cap Growth, Mid-Cap Value, International Opportunities and Balanced Portfolios are in the Large Cap Core, Small Cap Core, Mid Cap Growth, Large Cap Growth, Mid Cap Value, International Small Cap and Balanced Lipper peer groups, respectively. Benchmarks for the Portfolios are generally the index for the asset class.

Investments in money market funds are neither insured nor guaranteed by the U.S. government and there is no assurance that a fund will maintain a stable net asset value of $1.00 per share.

About BlackRock. BlackRock is one of the largest publicly traded investment management firms in the United States with $274 billion of assets under management as of March 31, 2003. BlackRock manages assets on behalf of institutional and individual investors worldwide through a variety of equity, fixed income, liquidity and alternative investment products. In addition, BlackRock provides risk management and investment system services to a growing number of institutional investors under the BlackRock Solutions name. Clients are served from the Company’s headquarters in New York City, as well as

BlackRock Earnings Release

April 15, 2003

offices in Boston, Edinburgh, Hong Kong, San Francisco, Tokyo and Wilmington. BlackRock is majority-owned by The PNC Financial Services Group, Inc. (NYSE: PNC) and by BlackRock employees.

Forward Looking Statements. This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act with respect to BlackRock’s outlook for full year 2003 earnings, fixed income hedge fund investment performance, potential new business opportunities, liquidity asset levels and other future financial or business performance, strategies or expectations. Forward-looking statements are typically identified by words or phrases such as “trend,” “potential,” “opportunity,” “pipeline,” “believe,” “comfortable,” “expect,” “current,” “intention,” “estimate,” “position,” “assume,” “potential,” “outlook,” “continue,” “remain,” “maintain,” “sustain,” “seek,” “achieve,” and similar expressions, or future or conditional verbs such as “will,” “would,” “should,” “could,” “may” or similar expressions.

BlackRock cautions that forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Forward-looking statements speak only as of the date they are made, and BlackRock assumes no duty to update forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements and future results could differ materially from historical performance.

In addition to factors previously disclosed in BlackRock’s Securities and Exchange Commission (the “SEC”) reports and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: (1) the introduction, withdrawal, success and timing of business initiatives and strategies; (2) changes in political, economic or industry conditions, the interest rate environment or financial and capital markets, which could result in changes in demand for products or services or in the value of assets under management; (3) the investment performance of BlackRock’s advised or sponsored investment products and separately managed accounts; (4) the impact of increased competition; (5) the impact of capital improvement projects; (6) the impact of future acquisitions; (7) the unfavorable resolution of legal proceedings; (8) the extent and timing of any share repurchases; (9) the impact, extent and timing of technological changes and the adequacy of intellectual property protection; (10) the impact of legislative and regulatory actions and reforms and regulatory, supervisory or enforcement actions of government agencies relating to BlackRock or PNC; (11) terrorist activities and international hostilities, which may adversely affect the general economy, financial and capital markets, specific industries, and BlackRock; and (12) the ability to attract and retain highly talented professionals.

BlackRock’s Annual Report on Form 10-K for the year ended December 31, 2002 and BlackRock’s subsequent reports filed with the Securities and Exchange Commission, accessible on the SEC’s website at http://www.sec.gov, discuss these factors in more detail and identify additional factors that can affect forward-looking statements.

TABLE 1

BlackRock, Inc.

Financial Highlights

($ in thousands, except share data)

(unaudited)

	Three months ended			Variance vs.
	March 31,		December 31, 2002	March 31, 2002		December 31, 2002
	2003	2002		Amount	%	Amount	%
Total revenue	$142,751	$146,113	$137,037	$(3,362)	-2%	$5,714	4%
Total expense	$88,685	$96,178	$82,034	$(7,493)	-8%	$6,651	8%
Operating income	$54,066	$49,935	$55,003	$4,131	8%	$(937)	-2%
Net income	$35,320	$31,399	$33,848	$3,921	12%	$1,472	4%
Diluted earnings per share	$0.54	$0.48	$0.52	$0.06	13%	$0.02	4%
Average diluted shares outstanding	65,867,032	65,219,988	65,336,460	647,044	1%	530,572	1%
Operating margin (a)	40.1%	37.6%	42.6%

Assets under management ($ in millions)	$273,599	$238,116	$272,841	$35,483	15%	$758	0%

(a)	Operating income divided by total revenue less fund administration and servicing costs. Computations for all periods presented include affiliated and non-affilated fund administration and servicing expense reported as a separate income statement line item and are derived from the Company’s consolidated financial statements, as follows:

	Three months ended
	March 31,		December 31, 2002
	2003	2002
Operating income, as reported	$54,066	$49,935	$55,003

Revenue, as reported	142,751	146,113	137,037
Less: fund administration and servicing costs	(7,958)	(13,178)	(7,962)

Revenue used for operating margin measurement	134,793	132,935	129,075

Operating margin	37.9%	34.2%	40.1%
Add back: Impact of excluding fund administration and servicing costs	2.2	3.4	2.5

Operating margin, as reported	40.1%	37.6%	42.6%

We believe that operating margin, as reported, is an effective indicator of management’s ability to effectively employ the Company’s resources. Fund administration and servicing costs have been excluded from operating margin because these costs are a fixed, asset-based expense which can fluctuate based on the discretion of a third party.

TABLE 2

BlackRock, Inc.

Condensed Consolidated Statements of Income

(Dollar amounts in thousands, except share data)

(unaudited)

	Three months ended			Variance vs.
	March 31,		December 31,	March 31, 2002		December 31, 2002
	2003	2002	2002	Amount	Percent	Amount	Percent
Revenue
Investment advisory and administration fees
Mutual funds	$48,740	$55,259	$50,210	$(6,519)	–11.8%	$(1,470)	–2.9%
Separate accounts	77,625	76,516	71,531	1,109	1.4	6,094	8.5

Total investment advisory and administration fees
	126,365	131,775	121,741	(5,410)	(4.1)	4,624	3.8

Other income	16,386	14,338	15,296	2,048	14.3	1,090	7.1

Total revenue	142,751	146,113	137,037	(3,362)	(2.3)	5,714	4.2
Expense
Employee compensation and benefits	55,386	60,387	52,262	(5,001)	(8.3)	3,124	6.0
Fund administration and servicing costs
Affilates	6,943	13,178	7,379	(6,235)	(47.3)	(436)	(5.9)
Other	1,015	—	583	1,015	NM	432	74.1
General and administration	25,109	22,412	21,589	2,697	12.0	3,520	16.3
Amortization of intangible assets	232	201	221	31	15.4	11	5.0

Total expense	88,685	96,178	82,034	(7,493)	(7.8)	6,651	8.1

Operating income	54,066	49,935	55,003	4,131	8.3	(937)	(1.7)
Non-operating income (expense)
Investment income	3,529	3,020	2,049	509	16.9	1,480	72.2
Interest expense	(164)	(183)	(164)	19	10.4	—	—

	3,365	2,837	1,885	528	18.6	1,480	78.5

Income before income taxes	57,431	52,772	56,888	4,659	8.8	543	1.0
Income taxes	22,111	21,373	23,040	738	3.5	(929)	(4.0)

Net income	$35,320	$31,399	$33,848	$3,921	12.5%	$1,472	4.3%

Weighted-average shares outstanding
Basic	65,056,537	64,648,511	64,848,221	408,026	0.6%	208,316	0.3%
Diluted	65,867,032	65,219,988	65,336,460	647,044	1.0%	530,572	0.8%
Earnings per share
Basic	$0.54	$0.49	$0.52	$0.05	10.2%	$0.02	3.8%
Diluted	$0.54	$0.48	$0.52	$0.06	12.5%	$0.02	3.8%

NM=Not meaningful

TABLE 3

BlackRock, Inc.

Condensed Consolidated Statements of Financial Condition

(Dollar amounts in thousands)

(unaudited)

	March 31, 2003	December 31, 2002
Assets
Cash and cash equivalents	$191,214	$255,234
Accounts receivable	115,527	114,070
Investments	244,637	208,743
Property and equipment, net	92,215	93,923
Intangible assets, net	182,855	182,827
Other assets	9,949	9,391

Total assets	$836,397	$864,188

Liabilities
Accrued compensation	$92,581	$173,047
Accounts payable and accrued liabilities	55,930	37,963
Acquired management contract obligation	6,578	6,578
Other liabilities	13,106	11,946

Total liabilities	168,195	229,534
Stockholders’ equity	668,202	634,654

Total liabilities and stockholders’ equity	$836,397	$864,188

TABLE 4

BlackRock, Inc.

Condensed Consolidated Statements of Cash Flows

(Dollar amounts in thousands)

(unaudited)

	Period ended March 31,
	2003	2002
Cash flows from operating activities
Net income	$35,320	$31,399
Adjustments to reconcile net income to net cash used in operating activities:
Depreciation and amortization	5,295	5,001
Stock-based compensation	2,614	2,348
Deferred income taxes	1,101	3,722
Tax benefit from stock-based compensation	4,167	5,882
Purchase of investments, trading, net	(17,836)	(17,350)
Net gain on investments	(248)	(325)
Changes in operating assets and liabilities:
Increase in accounts receivable	(1,231)	(8,538)
Increase in receivable from affiliate	(226)	(9,253)
(Increase) decrease in other assets	(558)	830
Decrease in accrued compensation	(75,071)	(65,262)
Increase in accounts payable and accrued liabilities	16,866	11,465
Increase in other liabilities	1,160	904

Cash used in operating activities	(28,647)	(39,177)

Cash flows from investing activities
Purchase of property and equipment	(3,355)	(13,710)
Purchase of investments	(17,368)	(14,402)
Acquisition of business, net of cash acquired	(260)	—

Cash used in investing activities	(20,983)	(28,112)

Cash flows from financing activities
Issuance of class A common stock	562	328
Purchase of treasury stock	(16,463)	(8,942)
Reissuance of treasury stock	1,866	1,691

Cash used in financing activities	(14,035)	(6,923)

Effect of exchange rate changes on cash and cash equivalents	(355)	(411)
Net decrease in cash and cash equivalents	(64,020)	(74,623)
Cash and cash equivalents, beginning of period	255,234	186,451

Cash and cash equivalents, end of period	$191,214	$111,828

TABLE 5

BlackRock, Inc.

Assets Under Management

(Dollar amounts in millions)

(unaudited)

	March 31,		December 31, 2002
	2003	2002
All Accounts
Fixed income	$188,058	$140,253	$175,586
Liquidity	67,978	74,979	78,512
Equity	12,165	17,343	13,464
Alternative investment products	5,398	5,541	5,279

Total	$273,599	$238,116	$272,841

Separate Accounts
Fixed income	$167,778	$123,983	$156,574
Liquidity	6,040	5,441	5,491
Liquidity-Securities lending	6,344	9,544	6,433
Equity	8,995	9,445	9,736
Alternative investment products	5,398	5,541	5,279

Subtotal	194,555	153,954	183,513

Mutual Funds
Fixed income	20,280	16,270	19,012
Liquidity	55,594	59,994	66,588
Equity	3,170	7,898	3,728

Subtotal	79,044	84,162	89,328

Total	$273,599	$238,116	$272,841

Component Changes in Assets Under Management

(Dollar amounts in millions)

(unaudited)

	Period ended March 31,
	2003	2002
All Accounts
Beginning assets under management	$272,841	$238,584
Net redemptions	(788)	(311)
Market appreciation (depreciation)	1,546	(157)

Ending assets under management	$273,599	$238,116

Separate Accounts
Beginning assets under management	$183,513	$151,986
Net subscriptions	9,521	1,889
Market appreciation	1,521	79

Ending assets under management	194,555	153,954

Mutual Funds
Beginning assets under management	89,328	86,598
Net redemptions	(10,309)	(2,200)
Market appreciation (depreciation)	25	(236)

Ending assets under management	79,044	84,162

Total	$273,599	$238,116

BlackRock, Inc.

Assets Under Management

Quarterly Trend

(Dollar amounts in millions)

(unaudited)

	Quarter Ended
	2002				2003
	March 31	June 30	September 30	December 31	March 31
Separate Accounts
Fixed Income
Beginning assets under management	$119,488	$123,983	$140,738	$145,839	$156,574
Net subscriptions	4,437	12,270	281	7,455	8,889
Market appreciation	58	4,485	4,820	3,280	2,315

Ending assets under management	123,983	140,738	145,839	156,574	167,778

Liquidity
Beginning assets under management	6,831	5,441	5,516	5,438	5,491
Net subscriptions (redemptions)	(1,395)	80	(92)	42	541
Market appreciation (depreciation)	5	(5)	14	11	8

Ending assets under management	5,441	5,516	5,438	5,491	6,040

Liquidity—Securities lending
Beginning assets under management	10,781	9,544	6,435	5,693	6,433
Net subscriptions (redemptions)	(1,237)	(3,109)	(742)	740	(89)

Ending assets under management	9,544	6,435	5,693	6,433	6,344

Equity
Beginning assets under management	9,577	9,445	10,119	8,322	9,736
Net subscriptions (redemptions)	(80)	884	598	867	174
Market appreciation (depreciation)	(52)	(210)	(2,395)	547	(915)

Ending assets under management	9,445	10,119	8,322	9,736	8,995

Alternative investment products
Beginning assets under management	5,309	5,541	5,368	5,490	5,279
Net subscriptions (redemptions)	164	64	312	(217)	6
Market appreciation (depreciation)	68	(237)	(190)	6	113

Ending assets under management	5,541	5,368	5,490	5,279	5,398

Total Separate Accounts
Beginning assets under management	151,986	153,954	168,176	170,782	183,513
Net subscriptions	1,889	10,189	357	8,887	9,521
Market appreciation	79	4,033	2,249	3,844	1,521

Ending assets under management	$153,954	$168,176	$170,782	$183,513	$194,555

Mutual Funds
Fixed Income
Beginning assets under management	$15,754	$16,270	$17,175	$18,471	$19,012
Net subscriptions	644	565	950	677	1,104
Market appreciation (depreciation)	(128)	340	346	(136)	164

Ending assets under management	16,270	17,175	18,471	19,012	20,280

Liquidity
Beginning assets under management	62,141	59,994	58,648	52,426	66,588
Net subscriptions (redemptions)	(2,147)	(1,347)	(6,223)	14,160	(10,995)
Market appreciation	—	1	1	2	1

Ending assets under management	59,994	58,648	52,426	66,588	55,594

Equity
Beginning assets under management	8,703	7,898	5,779	4,184	3,728
Net redemptions	(697)	(1,198)	(630)	(698)	(418)
Market appreciation (depreciation)	(108)	(921)	(965)	242	(140)

Ending assets under management	7,898	5,779	4,184	3,728	3,170

Total Mutual Funds
Beginning assets under management	86,598	84,162	81,602	75,081	89,328
Net subscriptions (redemptions)	(2,200)	(1,980)	(5,903)	14,139	(10,309)
Market appreciation (depreciation)	(236)	(580)	(618)	108	25

Ending assets under management	$84,162	$81,602	$75,081	$89,328	$79,044

BlackRock, Inc.

Assets Under Management

Quarterly Trend

(Dollar amounts in millions)

(unaudited)

	Quarter Ended
	2002				2003
	March 31	June 30	September 30	December 31	March 31
Mutual Funds
BlackRock Funds
Beginning assets under management	$24,195	$22,176	$20,264	$18,484	$18,115
Net subscriptions (redemptions)	(1,830)	(1,123)	(976)	(604)	18
Market appreciation (depreciation)	(189)	(789)	(804)	235	(120)

Ending assets under management	22,176	20,264	18,484	18,115	18,013

BlackRock Global Series
Beginning assets under management	149	247	208	188	211
Net subscriptions (redemptions)	95	(52)	(4)	9	287
Market appreciation (depreciation)	3	13	(16)	14	2

Ending assets under management	247	208	188	211	500

BPIF
Beginning assets under management	53,167	52,534	51,127	45,328	59,576
Net subscriptions (redemptions)	(633)	(1,407)	(5,799)	14,248	(11,087)

Ending assets under management	52,534	51,127	45,328	59,576	48,489

Closed End
Beginning assets under management	8,512	8,611	9,393	10,425	10,771
Net subscriptions	149	586	830	487	380
Market appreciation (depreciation)	(50)	196	202	(141)	143

Ending assets under management	8,611	9,393	10,425	10,771	11,294

Short Term Investment Funds (STIF)
Beginning assets under management	575	594	610	656	655
Net subscriptions (redemptions)	19	16	46	(1)	93

Ending assets under management	594	610	656	655	748

Total Mutual Funds
Beginning assets under management	86,598	84,162	81,602	75,081	89,328
Net subscriptions (redemptions)	(2,200)	(1,980)	(5,903)	14,139	(10,309)
Market appreciation (depreciation)	(236)	(580)	(618)	108	25

Ending assets under management	$84,162	$81,602	$75,081	$89,328	$79,044